Exhibit 99.1

SouthWest Water Board of Directors Elects H. Frederick Christie Independent Chair of the Board

LOS ANGELES--(BUSINESS WIRE)--October 27, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors elected H. Fredrick Christie as the new independent chairman of the board.

H. Frederick Christie has been a director on the company’s board since 1996 and served as lead director since May 2006. He is a consultant, having retired in 1990 as president and chief executive officer of the Mission Group, responsible for the non-utility subsidiaries of SCEcorp, with assets exceeding $2 billion and earnings exceeding $100 million annually. From 1984 to 1987, Mr. Christie served as president and a director of Southern California Edison Company. He received a master’s degree in management from the University of Southern California in 1964.

The board also appointed chief executive officer, Mark A. Swatek, as president and David B. Stanton was appointed chief financial officer. Stanton had been serving as the interim CFO since April 2009.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213.929.1846
www.swwc.com